News Release

FOR IMMEDIATE RELEASE

CONTACT:
Ted Detrick, Investor Relations, 215.761.1414
Edwin.detrick@cigna.com
Gloria Barone, Media Relations, 215.761.4758
Gloria.barone@cigna.com

ANNMARIE HAGAN SUCCEEDS MICHAEL W. BELL AS  EXECUTIVE
VICE PRESIDENT, CHIEF FINANCIAL OFFICER OF CIGNA CORPORATION

Philadelphia, May 26, 2009 - CIGNA Corporation Chairman and Chief Executive Officer H. Edward Hanway today announced the appointment of Annmarie Hagan, 48, as executive vice president and chief financial officer of CIGNA Corporation (NYSE: CI), effective May 26, 2009.  In this role, Ms. Hagan will have executive leadership responsibility for all of CIGNA's financial operations and functions, areas in which she has held numerous leadership positions since joining CIGNA in 1987, as well as for CIGNA's Investment Management and Strategic Planning units.

Ms. Hagan succeeds Michael W. Bell who has held the position since 2002 and will resign from the Company after 25 years of service.

“All of us who have worked with Mike throughout the years have benefited from his leadership and his commitment to the Company.  We are grateful to him for his dedicated service and for helping to position the Company both strategically and financially to win in the marketplace today and well into the future,” said Mr. Hanway.  “Annmarie is a strong successor to Mike.  She brings with her demonstrated leadership ability, exceptional financial expertise and a deep understanding and knowledge of our businesses and the environment in which we operate.  I am confident that in this important role, Annmarie will continue to build upon the positive and meaningful impact she already has made on the organization.”

Prior to this appointment, Ms. Hagan served since 2001 as the Company’s chief accounting officer, overseeing external and internal accounting.  In 2008, Ms. Hagan took on an additional role as the Company’s controller, a role in which she oversaw financial and management reporting, financial planning and analysis, and expense management.  In these roles, Ms Hagan has been instrumental in the development and implementation of strategic plans for CIGNA's operating businesses.  She has also served as vice president of financial management for the Group Disability and Life Insurance business as well as serving in other related roles within the Property and Casualty business prior to its divestiture to ACE Ltd. in 1999.  Ms. Hagan left CIGNA for a short period of time as part of the divestiture and rejoined CIGNA in June 2001.  Ms Hagan is a certified public accountant and began her career with KPMG LLP.

The Company has not yet named a chief accounting officer or controller to fill the roles held by Ms. Hagan.